Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 30, 2015

Genocea Biosciences, Inc.

Cambridge Discovery Park

100 Acorn Park Drive, 5th Floor

Cambridge, MA 02140

Re:          Registration Statement on Form S-3 (File No. 333-203981)

Ladies and Gentlemen:

We have acted as counsel to Genocea Biosciences, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of up to 3,850,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), pursuant to the above-referenced registration statement (the “Registration Statement”) and the base prospectus dated May 14, 2015 (the “Base Prospectus”) and prospectus supplement dated July 30, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).  The Shares are being sold pursuant to an underwriting agreement, dated the date hereof, among the Company and the underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

[Signature to Exhibit 5.1 Legal Opinion]